Exhibit 99.1
	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Fourth Quarter and 2008 Results

JERSEY CITY, New Jersey, February 12, 2009 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced preliminary and unaudited financial results for the fourth quarter and 2008.

Fourth Quarter Results

Net sales for the three months ended December 31, 2008 decreased to $58,063,000 compared to $69,339,000 for the fourth quarter of 2007.

The net loss for the fourth quarter of 2008 of $20,853,000 included asset impairment and restructuring charges totaling $21,926,000.  Charges affecting income from operations consisted of $14,066,000 impairment of goodwill, as well as $739,000 for impairment of fixed assets and restructuring charges of $793,000 for the termination of manufacturing operations at the Company's DC-DC manufacturing facility in Massachusetts.  In addition, the Company recognized a charge of $6,328,000 primarily associated with a write-down of the market value of Bel's investment in the common stock of Power One (NASDAQ:PWER).  Net earnings for the fourth quarter of 2007 were $10,255,000.

The net loss per diluted Class A common share was $1.78 for the fourth quarter of 2008, compared to diluted Class A common share earnings of $0.83 for the fourth quarter of 2007.  The net loss per diluted Class B common share was $1.85 for the fourth quarter of 2008, compared to diluted Class B common share earnings of $0.88 for the same quarter last year.

"We are taking steps to reduce costs in line with the decrease in demand for our products.  We are consolidating manufacturing facilities in southeast China and relocating the more labor intensive operations to lower labor cost areas in China.  In addition Bel is evaluating other initiatives to streamline operations in other countries," said Daniel Bernstein, Bel's president.

"With very limited visibility into our customers' near-term requirements for our products, we must implement these difficult but necessary steps to improve our performance going forward.  Our strong financial position, with cash, cash equivalents, short-term investments and marketable securities of approximately $92.7 million, gives us the flexibility we need to properly position Bel for the future," Bernstein said.

At December 31, 2008, Bel reported working capital of approximately $164,000,000, a current ratio of 6.5-to-1, total long-term obligations of $14,377,000, and shareholders' equity of $217,773,000.  At December 31, 2007, cash, cash equivalents, short-term investments and marketable securities were approximately $107,700,000, working capital was approximately $173,171,000, the current ratio was 6.2-to-1, total long-term obligations were $16,273,000, and shareholders' equity was $244,527,000.  Bel repurchased 10,822 Class A common shares during the fourth quarter and repurchased a total of 361,714 Class A common shares in the twelve months ended December 31, 2008.

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Bel Reports Fourth Quarter and 2008 Results
February 12, 2008
Page Two

Twelve Month Results

For the twelve months ended December 31, 2008, net sales were $258,350,000 compared to $259,137,000 for 2007.  The net loss for 2008 was $14,929,000, compared to net earnings of $26,336,000 for 2007.

For the twelve months ended December 31, 2008, the net loss per diluted Class A common share was $1.28 compared to net earnings of $2.11 for 2007.  The net loss per diluted Class B common share was $1.30 compared to net earnings per common share of $2.24 for the prior year.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate in the call, dial (212) 231-6500, reservation #21413867.  A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com.  A replay will be available after 1:00 p.m. EST, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (800) 633-8284, reservation #21413867 after 1:00 p.m. EST.

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies).  Bel operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding the impact of price increases, cost reductions and acquisition possibilities) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data) (2008 Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Sales	$58,063	$69,339	$258,350	$259,137

Costs and expenses:
Cost of Sales	51,787	54,229	217,079	203,007
Selling, general and administrative	8,942	8,783	36,093	36,117
Impairment of assets	14,805	--	14,805	--
Restructuring charge	793	--	1,122	--
Gain on sale of fixed assets	--	(4,312)	--	(5,499)

	76,327	58,700	269,099	233,625

(Loss) income from operations	(18,264)	10,639	(10,749)	25,512

Interest expense and other costs	(2)	2	(4)	(123)
(Impairment charge)/gain on sale of investment	(6,328)	(362)	(10,358)	2,146
Interest income	411	1,189	2,458	4,169

(Loss) earnings before provision for income taxes	(24,183)	11,468	(18,653)	31,704

Income tax provision (benefit)	(3,330)	1,213	(3,724)	5,368

Net (loss) earnings	$(20,853)	$10,255	$(14,929)	$26,336

(Loss) earnings per Class A common share - basic	$(1.78)	$0.83	$(1.28)	$2.11
(Loss) earnings per Class A common share - diluted	$(1.78)	$0.83	$(1.28)	$2.11

Weighted average Class A common shares outstanding
Basic	2,184	2,565	2,391	2,637
Diluted	2,184	2,565	2.391	2,637

(Loss) earnings per Class B common share - basic	$(1.85)	$0.88	$(1.30)	$2.25
(Loss) earnings per Class B common share - diluted	$(1.85)	$0.88	$(1.30)	$2.24

Weighted average Class B common shares outstanding
Basic	9,164	9,287	9,136	9,244
Diluted	9,164	9,297	9,136	9,266

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)
	December 31,			December 31,
ASSETS	2008	2007	LIABILITIES & EQUITY	2008	2007
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$193,619	$206,231	Current liabilities	$29,634	$33,060
Property, plant
& equipment, net	39,936	41,113	Noncurrent liabilities	14,377	16,273
Goodwill	14,334	28,447
Intangibles & other assets	13,895	18,069	Stockholders' equity	217,773	244,527
Total Assets	$261,784	$293,860	Total Liabilities & Equity	$261,784	$293,860